                                                                       EXHIBIT 4
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                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                   QVC, INC.,
                              COMCAST CORPORATION,
                           LIBERTY MEDIA CORPORATION

                                      AND

                             COMCAST QMERGER, INC.

                           DATED AS OF AUGUST 4, 1994

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

                               TABLE OF CONTENTS

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
                                  ARTICLE I
                           THE OFFER AND THE MERGER
SECTION 1.01.   The Offer.............................................................    1
SECTION 1.02.   Company Action........................................................    2
SECTION 1.03.   Directors.............................................................    2
SECTION 1.04.   The Merger............................................................    3
SECTION 1.05.   Action by Stockholders................................................    3
SECTION 1.06.   Proxy Statement.......................................................    3
SECTION 1.07.   Closing...............................................................    4
SECTION 1.08.   Effective Time........................................................    4
SECTION 1.09.   Effect of the Merger..................................................    4
SECTION 1.10.   Certificate of Incorporation..........................................    4
SECTION 1.11.   Bylaws................................................................    4
SECTION 1.12.   Directors and Officers................................................    4
                                  ARTICLE II
              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.01.   Conversion of Securities..............................................    5
SECTION 2.02.   Exchange of Certificates and Cash.....................................    5
SECTION 2.03.   Stock Transfer Books..................................................    6
SECTION 2.04.   Stock Options; Payment Rights.........................................    6
SECTION 2.05.   Dissenting Shares.....................................................    6
                                 ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF QVC
SECTION 3.01.   Organization and Qualifications; Subsidiaries.........................    7
SECTION 3.02.   Certificate of Incorporation and Bylaws...............................    7
SECTION 3.03.   Capitalization........................................................    7
SECTION 3.04.   Authority Relative to This Agreement..................................    8
SECTION 3.05.   No Conflict; Required Filings and Consents............................    8
SECTION 3.06.   Compliance............................................................    9
SECTION 3.07.   SEC Filings; Financial Statements.....................................    9
SECTION 3.08.   Absence of Certain Changes and Events.................................   10
SECTION 3.09.   Employee Benefit Plans................................................   10
SECTION 3.10.   Opinion of Financial Advisor..........................................   10
SECTION 3.11.   Brokers...............................................................   10
SECTION 3.12.   Taxes.................................................................   11
                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF COMCAST,
                              LIBERTY AND BUYER
SECTION 4.01.   Organization and Qualification........................................   11
SECTION 4.02.   Authority Relative to This Agreement..................................   11
SECTION 4.03.   No Conflict; Required Filings and Consents............................   11
SECTION 4.04.   SEC Filings, Financial Statements.....................................   12
SECTION 4.05.   Brokers...............................................................   12

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SECTION 4.06.   Organization and Qualification........................................   13
SECTION 4.07.   Authority Relative to This Agreement..................................   13
SECTION 4.08.   No Conflict; Required Filings and Consents............................   13
SECTION 4.09.   SEC Filings, Financial Statements.....................................   13
SECTION 4.10.   Brokers...............................................................   14
SECTION 4.11.   Organization and Qualification........................................   14
SECTION 4.12.   Certificate of Incorporation and Bylaws...............................   14
SECTION 4.13.   Authority Relative to This Agreement..................................   14
SECTION 4.14.   No Conflict; Required Filings and Consents............................   15
SECTION 4.15.   Brokers...............................................................   15
                                  ARTICLE V
                    CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.01.   Conduct of Business by QVC Pending the Merger.........................   15
                                  ARTICLE VI
                             ADDITIONAL COVENANTS
SECTION 6.01.   Access to Information; Confidentiality................................   16
SECTION 6.02.   No Solicitation.......................................................   16
SECTION 6.03.   Directors' and Officers' Indemnification and Insurance................   17
SECTION 6.04.   Notification of Certain Matters.......................................   18
SECTION 6.05.   Further Action; Best Efforts..........................................   18
SECTION 6.06.   Public Announcements..................................................   18
SECTION 6.07.   Conveyance Taxes......................................................   18
SECTION 6.08.   Gains Tax.............................................................   18
SECTION 6.09.   Obligations of Buyer..................................................   19
SECTION 6.10.   Severance Policy; Employee Benefits...................................   19
SECTION 6.11.   FCC Approvals.........................................................   19
SECTION 6.12.   Tax Certification.....................................................   19
                                 ARTICLE VII
                              CLOSING CONDITIONS
SECTION 7.01.   Condition to Obligations of Each Party to Effect the Merger...........   19
                                 ARTICLE VIII
                      TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01.   Termination...........................................................   20
SECTION 8.02.   Effect of Termination.................................................   20
SECTION 8.03.   Amendment.............................................................   20
SECTION 8.04.   Waiver................................................................   21
SECTION 8.05.   Fees, Expenses and Other Payments.....................................   21
                                  ARTICLE IX
                              GENERAL PROVISIONS
SECTION 9.01.   Effectiveness of Representations, Warranties and Agreements...........   21
SECTION 9.02.   Notices...............................................................   21
SECTION 9.03.   Certain Definitions...................................................   22
SECTION 9.04.   Headings..............................................................   23

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SECTION 9.05.   Severability..........................................................   23
SECTION 9.06.   Entire Agreement......................................................   23
SECTION 9.07.   Assignment............................................................   23
SECTION 9.08.   Parties in Interest...................................................   23
SECTION 9.09.   Governing Law.........................................................   23
SECTION 9.10.   Enforcement of the Agreement..........................................   23
SECTION 9.11.   Counterparts..........................................................   23

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

                             INDEX OF DEFINED TERMS

                                     TERM                                       SECTION
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
affiliate.....................................................................  9.03
Agreement.....................................................................  PREAMBLE
Alternative Transaction.......................................................  6.02
Bidding Agreement.............................................................  4.08
business day..................................................................  9.03
Buyer.........................................................................  PREAMBLE
Buyer Material Adverse Effect.................................................  4.13
Certificates..................................................................  2.02
Claim.........................................................................  6.03
Code..........................................................................  2.02
Comcast.......................................................................  PREAMBLE
Comcast Material Adverse Effect...............................................  4.01
Comcast SEC Reports...........................................................  4.04
Common Merger Consideration...................................................  2.01
Common Shares.................................................................  1.01
Confidentiality Agreements....................................................  6.01
control.......................................................................  9.03
Delaware Law..................................................................  PREAMBLE
Dissenting Shares.............................................................  2.05
Effective Time................................................................  1.08
ERISA.........................................................................  3.09
Exchange Act..................................................................  3.05
Exchange Agent................................................................  2.02
Exchange Fund.................................................................  2.02
Expenses......................................................................  8.05
Fair Market Value.............................................................  6.02
FCC...........................................................................  6.11
Gains Tax.....................................................................  6.08
Governmental Entity...........................................................  3.05
HSR Act.......................................................................  3.05
Indemnified Parties...........................................................  6.03
IRS...........................................................................  3.09
Liberty.......................................................................  PREAMBLE
Liberty Material Adverse Effect...............................................  4.06
Liberty SEC Reports...........................................................  4.09
Material QVC Subsidiary.......................................................  3.01
Merger........................................................................  PREAMBLE
Merger Consideration..........................................................  2.02
MergerCo......................................................................  PREAMBLE
Minimum Condition.............................................................  1.01
Offer Documents...............................................................  1.01
Offer.........................................................................  PREAMBLE
Options.......................................................................  3.03
Preferred Shares..............................................................  1.01
Preferred Merger Consideration................................................  2.01
Proxy Statement...............................................................  1.06

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
                                     TERM                                       SECTION
- ------------------------------------------------------------------------------  --------
QVC...........................................................................  PREAMBLE
QVC Common Stock..............................................................  1.01
QVC Disclosure Schedule.......................................................  3.03
QVC Material Adverse Effect...................................................  3.01
QVC Plans.....................................................................  3.09
QVC Preferred Stock...........................................................  1.01
QVC SEC Reports...............................................................  3.07
QVC Stock.....................................................................  1.01
QVC Stock Options.............................................................  3.03
QVC Subsidiary................................................................  3.01
Respective Representatives....................................................  6.01
Restated Certificate of Incorporation.........................................  3.05
Schedule 14D-9................................................................  1.02
SEC...........................................................................  3.01
Securities Act................................................................  3.07
Shares........................................................................  1.01
subsidiary....................................................................  9.03
Surviving Corporation.........................................................  1.04
taxes.........................................................................  3.12
Transactions..................................................................  1.02
Transfer Taxes................................................................  6.08
Transmittal Documents.........................................................  2.02

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 4, 1994 (the "Agreement"), among COMCAST CORPORATION, a Pennsylvania corporation ("Comcast"), LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), COMCAST QMERGER, INC., a Delaware corporation ("Buyer"), and QVC, INC., a Delaware corporation ("QVC").

                              W I T N E S S E T H:

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Buyer will make the offer described in Section 1.01 below (the "Offer") and thereafter QVC and Buyer will enter into a business combination transaction pursuant to which a wholly owned subsidiary of Buyer ("MergerCo") will merge with and into QVC (the "Merger");

     WHEREAS, the Board of Directors of QVC has determined that the Offer and the Merger are fair to, and in the best interests of, QVC and its stockholders and has approved and adopted this Agreement, has approved the Offer and the Merger and the other transactions contemplated hereby and has recommended approval and adoption of this Agreement and approval of the Merger by the stockholders of QVC; and

     WHEREAS, the Board of Directors of each of Comcast, Liberty and Buyer have approved and adopted this Agreement and have approved the Offer and the Merger and the other transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                            THE OFFER AND THE MERGER

     SECTION 1.01. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in paragraphs (a) through (d) of Annex I hereto, Buyer (or a subsidiary of Buyer) shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer to purchase (i) all of the outstanding shares (the "Common Shares") of Common Stock, par value $.01 per share, of QVC (the "QVC Common Stock") at a price of $46.00 per Common Share, and (ii) all of the outstanding shares (the "Preferred Shares") of QVC Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, par value $.10 per share, (collectively, the "QVC Preferred Stock") at a price of $460 per Preferred Share, in each case net to the seller in cash. For purposes of this Agreement, "Shares" means the Common Shares and the Preferred Shares and "QVC Stock" means the QVC Common Stock and the QVC Preferred Stock.

     (b) The Offer shall be subject to the conditions set forth in Annex I hereto. Buyer shall not, without the prior written consent of QVC, make any change in the terms or conditions of the Offer that is adverse to the holders of QVC Stock, change the form of consideration to be paid in the Offer, decrease the price per Share payable in the Offer or the number of Shares sought in the Offer, waive the Minimum Condition (as defined in Annex I) or impose conditions to the Offer in addition to those set forth in Annex I.

     (c) As soon as practicable on the date of commencement of the Offer, Comcast, Liberty and Buyer shall file with the SEC (as defined in Section 3.01) a Tender Offer Statement on Schedule 14D-1 and, together with QVC, a Rule 13E-3 Transaction Statement on Schedule 13E-3, with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). QVC agrees to provide Comcast, Liberty and Buyer with such information concerning QVC as any of such parties may reasonably request in connection with the preparation of the Schedule 13E-3. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Offer Documents if and to the extent that it is or shall have become incomplete, false or misleading. Each of Comcast, Liberty and Buyer agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. QVC and its counsel shall be given an opportunity to review and comment on the
Schedule 14D-1 prior to its being filed with the SEC.

     SECTION 1.02. Company Action. (a) QVC hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously (other than the directors affiliated with Comcast) (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interest of QVC's stockholders (other than Comcast and Liberty and their affiliates), (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full the requirements of Delaware Law (including all approvals required under Section 203 of Delaware Law in connection with the consummation of the transactions contemplated hereby (the "Transactions") and the contribution by each of Comcast and Liberty of Shares and other QVC Securities to Buyer in connection with the consummation of the Offer) and (iii) subject to its fiduciary duties under applicable law, resolved to recommend acceptance of the Offer, and approval and adoption of this Agreement and the Merger, by its stockholders. QVC further represents that Allen & Company Incorporated has delivered to QVC's Board of Directors its written opinion dated the date hereof that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Comcast and Liberty) from a financial point of view. To the best of QVC's knowledge, all of its directors (other than those directors affiliated with Comcast) and executive officers intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger. QVC will promptly furnish Buyer with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer.

     (b) As soon as practicable on the day that the Offer is commenced QVC will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of QVC's Board of Directors referred to above. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it is or shall have become incomplete, false, or misleading. QVC agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

     SECTION 1.03. Directors. (a) Effective upon the acceptance for payment by Buyer of any Shares, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on QVC's Board of Directors that equals the product of (i) the total number of directors on QVC's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Buyer, Comcast, Liberty or any of their respective wholly owned subsidiaries (including Shares accepted for payment) bears to the total number of Shares outstanding, and QVC shall take all action necessary to cause Buyer's designees to be elected or appointed to QVC's Board of Directors, including, without limitation, increasing the number of directors or seeking and accepting resignations of incumbent directors. At such times, QVC will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on QVC's Board of Directors of (x) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (y) each board of directors of each QVC Subsidiary (as defined in Section 3.01) and (z) each committee of each such board (in each case rounded up to the next whole number). Notwithstanding the foregoing, until such time as Buyer acquires a majority of the outstanding Common Shares on a fully-diluted basis, QVC shall use its reasonable best efforts to ensure that all of the members of the Board of Directors and such boards and committees as of the date hereof who are not employees of QVC shall remain members of the Board of Directors and such boards and committees until the Effective Time (as defined in Section 1.06).

     (b) QVC's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 3.05) and Rule 14f-1 promulgated thereunder and any other required material regulatory approvals. QVC shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to QVC and its officers and directors (and to the extent required by law, those persons designated by Buyer) as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Buyer will supply to QVC in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Buyer's designee(s) pursuant to this Section and prior to the Effective Time (defined in Section 1.08), any amendment or termination of this Agreement, grant by QVC of any extension for the performance or waiver of the obligations or other acts of Buyer, Comcast or Liberty or waiver of QVC's rights hereunder, or action with respect to any QVC (or Surviving Corporation) employee benefit plan or option agreement, including, without limitation, any equity compensation agreement, shall require the concurrence of a majority of QVC's directors then in office who are directors on the date hereof, or are directors (other than directors designated by Buyer in accordance with Section 1.03(a) and other than the directors affiliated with Comcast) designated by such persons to fill any vacancy.

     SECTION 1.04. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.08), Buyer shall cause MergerCo to be merged with and into QVC. As a result of the Merger, the separate existence of MergerCo shall cease and QVC shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under the name "QVC, Inc."

     SECTION 1.05. Action by Stockholders. If required by applicable law to consummate the Merger, QVC, acting through its Board of Directors, shall, in accordance with applicable law, its Certificate of Incorporation and bylaws: (i) as soon as practicable after consummation of the Offer, duly call, give notice of, convene and hold a special meeting of stockholders for the purpose of adopting this Agreement and approving the Merger; (ii) subject to its fiduciary duties on the basis of advice of independent counsel, include in any proxy statement the determination and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement and the transactions contemplated hereby are in the best interests of QVC and its stockholders, has approved this Agreement and such transactions and recommends that the stockholders vote in favor of the approval and adoption of this Agreement and the Merger; and (iii) use its best efforts, subject to its fiduciary duties on the basis of advice of independent counsel, to obtain the necessary approval of this Agreement and the Merger by stockholders. Comcast, Liberty, MergerCo and Buyer shall vote all Shares acquired in the Offer, or heretofore owned, in favor of the Merger.

     SECTION 1.06. Proxy Statement. (a) As promptly as practicable after consummation of the Offer, QVC shall prepare and file with the SEC (if necessary) a proxy statement relating to the meeting of QVC's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Comcast, Liberty, MergerCo and Buyer shall furnish to QVC all information concerning Comcast, Liberty and Buyer as QVC may reasonably request in connection with the preparation of the Proxy Statement. As promptly as practicable after the Proxy Statement has been cleared by the SEC, QVC shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the recommendation of the Board of Directors of QVC in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of QVC, as determined by such directors in good faith after consultation with, and based upon the advice of, outside counsel.

     (b) The information supplied by each of Comcast, Liberty, MergerCo and Buyer for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of QVC, (ii) the time of the QVC stockholders' meeting contemplated by such Proxy Statement, and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the

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

statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform QVC and Buyer thereof and take appropriate action in respect thereof.

     (c) Notwithstanding anything in the foregoing to the contrary, in the event that Comcast, Liberty, MergerCo, Buyer and/or any other direct or indirect subsidiary thereof, shall acquire at least 90 percent of the outstanding shares of each class of capital stock of QVC, Comcast, Liberty and QVC hereby agree to take all necessary and appropriate action (subject to Section 1.07 hereof) to cause the Merger to become effective as promptly as practicable after the expiration of the Offer and the satisfaction or waiver of the conditions set forth in Article VII hereof, without a meeting of QVC's stockholders, in accordance with Section 253 of Delaware Law.

     SECTION 1.07. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.01 and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the Merger will take place as promptly as practicable (and in any event, subject to the proviso at the end of this sentence, within ten business days) after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto, provided that the Closing shall not occur prior to October 21, 1994.

     SECTION 1.08. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (but subject to Section 1.07 hereof), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware and by making any related filings required under Delaware Law in connection with the Merger. The Merger shall become effective at such time (but not prior to October 21, 1994) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

     SECTION 1.09. Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of QVC and MergerCo, and the Merger shall otherwise have the effects, all as provided under Delaware Law.

     SECTION 1.10. Certificate of Incorporation. The certificate of incorporation of MergerCo in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "QVC, Inc.", provided that (i) the par value of the common stock of the Surviving Corporation shall not be $.01 per share, or (ii) there shall be such other changes made to the certificate of incorporation of the Surviving Corporation or otherwise as shall be reasonably acceptable to the parties hereto as shall be necessary or appropriate in order for the Merger and the Transactions to qualify as a reclassification under Delaware Law.

     SECTION 1.11. Bylaws. The bylaws of MergerCo in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 1.12. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified (or earlier resignation or removal) in accordance with applicable law, (i) the directors of MergerCo at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of QVC at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer or MergerCo, QVC or the holders of any of the following securities:

          (a) Each share of QVC Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of QVC Common Stock to be canceled pursuant to Section 2.01(b) and any Dissenting Shares (as defined in Section 2.05)) shall be converted into the right to receive $46.00 in cash, without interest (the "Common Merger Consideration"). Each share of QVC Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of QVC Preferred Stock to be canceled pursuant to Section 2.01(b) and any Dissenting Shares), shall be converted into the right to receive $460.00 in cash, without interest (the "Preferred Merger Consideration"). At the Effective Time, all shares of QVC Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of
     Section 2.02, the Common Merger Consideration or the Preferred Merger Consideration, as the case may be. The holders of such certificates previously evidencing such shares of QVC Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of QVC Stock except as otherwise provided herein or by law.

          (b) Each share of QVC Stock held in the treasury of QVC or by any wholly owned subsidiary thereof and each share of QVC Stock owned by Buyer and MergerCo or any of its subsidiaries, immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of common stock of MergerCo outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     SECTION 2.02.  Exchange of Certificates and Cash.  (a) Exchange
Agent. Prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Comcast, which shall be reasonably satisfactory to QVC (the "Exchange Agent"), for the benefit of the holders of shares of QVC Stock (other than Dissenting Shares), for exchange in accordance with this Article II, through the Exchange Agent, an amount in cash equal to the Common Merger Consideration and the Preferred Merger Consideration payable pursuant to Section 2.01(a) in exchange for all of the outstanding shares of QVC Stock (such cash funds are hereafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration (as defined in paragraph (b) below) to be paid and issued pursuant to Section 2.01(a) out of the Exchange Fund to holders of shares of QVC Stock. The Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of cash held in the Exchange Fund shall be for the account of Buyer.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Buyer will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of QVC Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash which such holder has the right to receive pursuant to

Section 2.01(a) (the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of QVC Stock which is not registered in the transfer records of QVC, the Merger Consideration may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of QVC Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents, and cash payments may be made by check (unless otherwise required by a depositary institution in connection with the book-entry delivery of securities). No interest will be payable on such Merger Consideration regardless of any delay in making payments. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration, without interest.

     (c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of QVC Stock for six months after the Effective Time shall be delivered to Buyer, upon demand, and any holders of QVC Stock who have not theretofore complied with this Article II shall thereafter look only to Buyer for the Merger Consideration to which they are entitled pursuant to this Article II.

     (d) No Liability. Neither Buyer, Comcast, Liberty, the Surviving Corporation nor QVC shall be liable to any holder of shares of QVC Stock for any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Withhold Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of QVC Stock such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of QVC Stock in respect of which such deduction and withholding was made by Buyer or the Exchange Agent.

     SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of QVC shall be closed, and there shall be no further registration of transfers of shares of QVC Stock thereafter on the records of QVC. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the Merger Consideration.

     SECTION 2.04. Stock Options; Payment Rights. At the Effective Time, each outstanding QVC Stock Option (as defined in Section 3.03) to purchase shares of QVC Common Stock, whether or not then exercisable, shall be canceled and the holder thereof shall be entitled to receive, and shall receive, cash in an amount equal to the difference between $46.00 and the per share exercise price thereof, multiplied by the number of shares issuable pursuant to such QVC Stock Option, provided, that if such QVC Stock Option was not issued pursuant to an employee benefit plan meeting the requirements described in Rule 16b-3 of the Exchange Act (as hereinafter defined), and is held by a person subject to the short swing profit recovery provisions of Section 16(b) of the Exchange Act, such QVC Stock Option shall not be canceled at the Effective Time and shall remain an obligation of the Surviving Corporation and shall remain enforceable in accordance with the terms thereof. The Surviving Corporation shall perform all of QVC's obligations under all QVC Stock Options and shall honor all rights with respect thereto, and the Surviving Corporation shall have no right of offset, counterclaim, reduction, recoupment or similar right with respect to any such QVC Stock Options or any Optionee's rights with respect thereto, on any basis whatsoever.

     SECTION 2.05. Dissenting Shares. (a) Notwithstanding any other provision of this Agreement to the contrary, shares of QVC Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of QVC Stock held by them in accordance with the provisions of Delaware Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their rights to appraisal of such shares of QVC Stock under Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such shares of QVC Stock.

     (b) QVC shall give Buyer prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by QVC and relating thereto. QVC and Buyer shall jointly direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Neither QVC nor Buyer shall, except with the prior written consent of the other, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF QVC

     QVC hereby represents and warrants to Comcast, Liberty and Buyer that:

     SECTION 3.01. Organization and Qualifications; Subsidiaries. (a) Each of QVC and each Material QVC Subsidiary (as defined below) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a QVC Material Adverse Effect (as defined below). QVC and each Material QVC Subsidiary is duly qualified or licensed as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of QVC and the QVC Subsidiaries, taken as a whole (a "QVC Material Adverse Effect").

     (b) Each subsidiary of QVC (a "QVC Subsidiary") that constitutes a Significant Subsidiary of QVC within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC") is referred to herein as a "Material QVC Subsidiary."

     SECTION 3.02. Certificate of Incorporation and Bylaws. QVC has heretofore made available to Buyer a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of QVC and each Material QVC Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither QVC nor any Material QVC Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a QVC Material Adverse Effect.

     SECTION 3.03. Capitalization. The authorized capital stock of QVC consists of 175,000,000 shares of QVC Common Stock and 5,000,000 shares of QVC Preferred Stock. As of June 30, 1994, (i) (a) 40,226,197 shares of QVC Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 5,586,730 shares of QVC Common Stock were reserved for issuance upon conversion of the QVC Preferred Stock, (c) 8,194,650 shares of QVC Common Stock were reserved for issuance upon the exercise of outstanding stock options granted pursuant to QVC's employee stock plans and certain other stock options not issued pursuant to employee stock plans ("QVC Stock Options"), (d) 1,700,000 shares of QVC Common Stock were reserved for issuance upon exercise of all outstanding warrants of QVC, (e) 730 shares of QVC Common Stock and no shares of QVC Preferred Stock were held in the treasury of QVC, (f) no shares of QVC Common Stock or QVC Preferred Stock were held by QVC Subsidiaries, and (g) 553,713 shares of QVC Common Stock and 0 shares of QVC Preferred Stock were reserved for future issuance pursuant to QVC Stock Options to be granted; and (ii) 27,788 shares of QVC Series B Preferred Stock, 530,757 shares of QVC Series C Preferred Stock, and 128 shares of QVC Series D Preferred Stock were issued and outstanding, all of which were fully paid and nonassessable and no other shares of QVC Preferred Stock were issued or outstanding. Except as set forth above, as of June 30, 1994, no shares of capital stock or other voting securities of QVC were issued, reserved for issuance or outstanding. Except as set forth in this Section 3.03 or in Section
3.03 of the Disclosure Schedule previously delivered by QVC to Comcast (the "QVC Disclosure Schedule"), there are no options, stock appreciation rights, warrants or other rights, agreements, arrangements or commitments of any character (collectively, "Options") relating to the issued or unissued capital stock of QVC or any QVC Subsidiary, or obligating QVC or any QVC Subsidiary to issue, grant or sell any shares of capital stock of, or other equity interests in, or convertible into equity interests in, QVC or any QVC Subsidiary. Since June 30, 1994, QVC has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise of the options or warrants referred to above. All shares of QVC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section
3.03 of the QVC Disclosure Schedule, there are no outstanding contractual obligations of QVC or any QVC Subsidiary to repurchase, redeem or otherwise acquire any shares of QVC Common Stock or any capital stock of any Material QVC Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any QVC Subsidiary or any other person. Except as set forth in Section 3.03 of the QVC Disclosure Schedule, each outstanding share of capital stock of each Material QVC Subsidiary is duly authorized, validly issued, fully paid and nonassessable and is owned by QVC or another QVC Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on QVC's or such other QVC Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     SECTION 3.04. Authority Relative to This Agreement. QVC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by QVC and the consummation by QVC of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of QVC are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of QVC Common Stock and QVC Preferred Stock, voting together as a single class, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by QVC and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of QVC, enforceable against QVC in accordance with its terms. QVC has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of Delaware Law will not apply with respect to or as a result of the Transactions or the transactions contemplated by the Bidding Agreement (as defined in Section 4.08).

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.05 of the QVC Disclosure Schedule, the execution and delivery of this Agreement by QVC do not, and the performance of this Agreement and the consummation of the Transactions by QVC will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of QVC or any Material QVC Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to QVC or any QVC Subsidiary or by which any property or asset of QVC or any QVC Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of QVC or any QVC Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which QVC or any QVC Subsidiary is a party or by which QVC or any QVC

Subsidiary or any property or asset of QVC or any QVC subsidiary is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent QVC from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a QVC Material Adverse Effect.

     (b) The execution and delivery of this Agreement by QVC do not, and the performance of this Agreement and the consummation of the Transactions by QVC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and state takeover laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (C) filing and recordation of appropriate merger and similar documents and the restated certificate of incorporation (the "Restated Certificate of Incorporation") as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent QVC from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a QVC Material Adverse Effect.

     SECTION 3.06. Compliance. Except as set forth in Section 3.06 of the QVC Disclosure Schedule, neither QVC nor any QVC Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to QVC or any QVC Subsidiary or by which any property or asset of QVC or any QVC Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which QVC or any QVC Subsidiary is a party or by which QVC or any QVC Subsidiary or any property or asset of QVC or any QVC Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a QVC Material Adverse Effect.

     SECTION 3.07. SEC Filings; Financial Statements. (a) QVC has filed all forms, reports and documents required to be filed by it with the SEC since January 31, 1992, and has heretofore made available to Buyer, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended January 31, 1992, 1993 and 1994, respectively,
(ii) its Quarterly Report on Form 10-Q for the quarter ended April 30, 1994,
(iii) all proxy statements relating to QVC's meetings of stockholders (whether annual or special) held since February 1, 1992, and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (iii) above and preliminary materials) filed by QVC with the SEC since January 31, 1992 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "QVC SEC Reports"). The QVC SEC Reports and any forms, reports and other documents filed by QVC with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No QVC Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the QVC SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented the consolidated financial position, results of operations and cash flows of QVC and the consolidated QVC Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount). Since January 31,

1994, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of QVC or any QVC Material subsidiary.

     (c) Except (i) as set forth in Section 3.07 of the QVC Disclosure Schedule,
(ii) as and to the extent set forth in the QVC SEC Reports filed with the SEC prior to the date of this Agreement, or (iii) since April 30, 1994, as incurred in the ordinary course of business, and not in violation of this Agreement (assuming this Agreement was in effect as of April 30, 1994), QVC and the QVC Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, individually or in the aggregate, have a QVC Material Adverse Effect.

     SECTION 3.08. Absence of Certain Changes and Events. Except as set forth in Section 3.08 of the QVC Disclosure Schedule, contemplated by this Agreement or disclosed in any QVC SEC Report filed since April 30, 1994 and prior to the date of this Agreement, since April 30, 1994, (i) QVC and the QVC Subsidiaries have conducted their businesses only in the ordinary course and have not taken any of the actions set forth in paragraphs (a) through (j) of Section 5.01 and
(ii) there has not been any material adverse change in the business, financial condition or results of operations of QVC and the QVC Subsidiaries, taken as a whole.

     SECTION 3.09. Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of QVC or any QVC Subsidiary (the "QVC Plans"), except as set forth in Section 3.09 of the QVC Disclosure Schedule or the QVC SEC Reports filed prior to the date of this Agreement: (i) none of the QVC Plans is a multi-employer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) none of the QVC Plans promises or provides retiree medical or life insurance benefits to any person, (iii) each QVC Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such QVC Plan other than occurrences that would not, individually or in the aggregate, have a QVC Material Adverse Effect; (iv) each QVC Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (v) neither QVC nor any QVC Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any QVC Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability, other than any liability that would not, individually or in the aggregate, have a QVC Material Adverse Effect; and (vi) QVC and the QVC Subsidiaries have not incurred any liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such act, other than any liability that would not, individually or in the aggregate, have a QVC Material Adverse Effect. Except as set forth in Section 3.09 of the QVC Disclosure Schedule or the QVC SEC Reports, the aggregate accumulated benefit obligations of each QVC Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such QVC Plan) do not exceed the fair market value of the assets of such QVC Plan (as of the date of such valuation).

     SECTION 3.10. Opinion of Financial Advisor. QVC's Board of Directors has received the opinion of Allen & Company Incorporated dated the date hereof, to the effect that, as of such date, the consideration to be received by the holders of the Shares (other than Comcast and Liberty) pursuant to the Offer and the Merger is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Buyer.

     SECTION 3.11. Brokers. No broker, finder or investment banker (other than Allen & Company Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the proposed transaction with CBS Inc., the Offer, the Merger or the Transactions based upon arrangements made by or on behalf of QVC. QVC has heretofore furnished to Comcast a complete and correct copy of all agreements between QVC and Allen & Company Incorporated as of the date hereof pursuant to which such firm would be entitled to any payment relating to the Transactions or the proposed transaction with CBS Inc.

     SECTION 3.12. Taxes. (a) Except as set forth in Section 3.12(a) of the QVC Disclosure Schedule, each of QVC and the QVC Subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a QVC Material Adverse Effect. All returns filed by QVC and each of the QVC Subsidiaries are complete and accurate in all material respects. QVC and each of the QVC Subsidiaries has timely paid (or QVC has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the QVC SEC Reports reflect an adequate reserve for all taxes payable by QVC and the QVC Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. Except as set forth in Section 3.12(a) of the QVC Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against QVC or any QVC Subsidiary that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a QVC Material Adverse Effect, and no requests for waivers of the time to assess any such taxes have been granted or are pending. QVC is not nor has it been within 5 years of the date hereof a "United States real property holding corporation" as defined in Section 897 of the Code.

     (b) As used in this Section 3.12, "taxes" shall include all Federal, state, local and foreign income, franchise, alternative or add-on minimum tax, gross receipts, transfer, withholding on amounts paid to or by QVC or any QVC Subsidiary, payroll, employment, license, property, sales, use, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalty or addition to tax attributable to such taxes.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF COMCAST, LIBERTY
                                   AND BUYER

     Comcast hereby makes to QVC the representations and warranties set forth below in Sections 4.01 through 4.06:

     SECTION 4.01. Organization and Qualification. Comcast is a corporation duly incorporated, validly existing and in good standing under the laws of Pennsylvania and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Comcast and its subsidiaries, taken as a whole (a "Comcast Material Adverse Effect"). Neither Comcast nor any of its subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Comcast Material Adverse Effect.

     SECTION 4.02. Authority Relative to This Agreement. Comcast has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Comcast and the consummation by Comcast of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Comcast are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Comcast and, assuming the due authorization, execution and delivery by QVC and Liberty, constitutes the legal, valid and binding obligation of Comcast, enforceable against Comcast in accordance with its terms.

     SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Comcast do not, and the performance of the Transactions by Comcast will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Comcast, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Comcast or by which any property or asset of Comcast is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Comcast pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which Comcast is a party or by which Comcast or any property or asset of Comcast is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Comcast from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Comcast Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Comcast do not, and the performance of this Agreement and the consummation of the Transactions by Comcast will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act and state takeover laws,
(B) the pre-merger notification requirements of the HSR Act, and (C) filing and recordation of appropriate merger and similar documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Comcast from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Comcast Material Adverse Effect.

     SECTION 4.04. SEC Filings, Financial Statements. (a) Comcast has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1991, and has heretofore made available to QVC, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991, 1992 and 1993, respectively,
(ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1994,
(iii) all proxy statements relating to Comcast's meetings of stockholders (whether annual or special) held since January 1, 1992, and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by Comcast with the SEC since December 31, 1991 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), and (iv) above being referred to herein, collectively, as the "Comcast SEC Reports"). The Comcast SEC Reports and any other forms, reports and other documents filed by Comcast with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Comcast SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of Comcast and the consolidated Comcast subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount). Since December 31, 1993, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of Comcast.

     SECTION 4.05. Brokers. No broker, finder or investment banker (other than Lazard Freres & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of Comcast.

     Liberty hereby makes to QVC the representations and warranties set forth below in Sections 4.06 through 4.10:

     SECTION 4.06. Organization and Qualification. Liberty is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Liberty and its subsidiaries, taken as a whole (a "Liberty Material Adverse Effect"). Neither Liberty nor any of its subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Liberty Material Adverse Effect.

     SECTION 4.07. Authority Relative to This Agreement. Liberty has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Liberty and the consummation by Liberty of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Liberty are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Liberty and, assuming the due authorization, execution and delivery by QVC and Comcast, constitutes the legal, valid and binding obligation of Liberty, enforceable against Liberty in accordance with its terms.

     SECTION 4.08. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Liberty do not, and the performance of the Transactions by Liberty will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Liberty, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Liberty or by which any property or asset of Liberty is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Liberty pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which Liberty is a party or by which Liberty or any property or asset of Liberty is bound or affected, except in the case of clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Liberty from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Liberty Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Liberty do not, and the performance of this Agreement and the consummation of the Transactions by Liberty will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act and state takeover laws,
(B) the pre-merger notification requirements of the HSR Act applicable to the transactions contemplated by the letter agreement dated August 4, 1994 among Comcast, Liberty and TCI (the "Bidding Agreement") and (C) filing and recordation of appropriate merger and similar documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Liberty from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Liberty Material Adverse Effect.

     SECTION 4.09. SEC Filings, Financial Statements. (a) Liberty has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1991, and has heretofore made available to QVC, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991, 1992 and 1993, respectively,
(ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1994,
(iii) all proxy statements relating to Liberty's meetings of stockholders (whether annual or special) held since January 1, 1992, and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by Liberty with the SEC since December 31, 1991 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), and (iv) above being referred to herein, collectively, as the "Liberty SEC Reports"). The Liberty SEC Reports and any other forms, reports and other documents filed by Liberty with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Liberty SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of Liberty and the consolidated Liberty subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount). Since December 31, 1993, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of Liberty, except in connection with the business combination transaction between Liberty and Tele-Communications, Inc.

     SECTION 4.10. Brokers. No broker, finder or investment banker (other than Lazard Freres & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of Liberty.

     Buyer, Comcast and Liberty each hereby makes to QVC the representations and warranties in respect of Buyer set forth below in Sections 4.11 through 4.15:

     SECTION 4.11. Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Buyer and its subsidiaries, taken as a whole (a "Buyer Material Adverse Effect"). Since the date of its incorporation, Buyer has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate Transactions. Buyer does not have any operating subsidiaries.

     SECTION 4.12. Certificate of Incorporation and Bylaws. Buyer has heretofore made available to QVC a complete and correct copy of its certificate of incorporation and bylaws, each as amended to the date hereof. Such certificates of incorporation and bylaws are in full force and effect. Buyer is not in violation of its certificate of incorporation or bylaws.

     SECTION 4.13. Authority Relative to This Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by QVC, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     SECTION 4.14. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Buyer do not, and the performance of the Transactions by Buyer will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Buyer,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or by which any property or asset of Buyer is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which Buyer is a party or by which Buyer or any property or asset of Buyer is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement and the consummation of the Transactions by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act and state takeover laws, (B) the pre-merger notification requirements of the HSR Act and (C) filing and recordation of appropriate merger and similar documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

     SECTION 4.15. Brokers. No broker, finder or investment banker (other than Lazard Freres & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of Buyer.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. Conduct of Business by QVC Pending the Merger. QVC covenants and agrees that, between the date of this Agreement and the Effective Time, unless Buyer shall have consented in writing (such consent not to be unreasonably withheld), QVC and its respective subsidiaries shall not, except as set forth on Schedule 5.01 to the QVC Disclosure Schedule:

          (a) conduct its business in any manner other than in the ordinary course of business consistent with past practice;

          (b) amend or otherwise change the certificate of incorporation or by-laws of QVC;

          (c) issue, grant, sell, pledge, redeem or acquire for value (i) any of its or their securities, including options thereon (other than the issuance of equity securities upon the conversion of outstanding convertible securities or in connection with any dividend reinvestment plan or by any QVC Plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws, or the exercise of options or warrants outstanding as of the date of this Agreement and in accordance with the terms of such options or warrants in effect on the date of this Agreement) or (ii) any material assets, except for sales of assets in the ordinary course of business;

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except dividends declared and paid by a subsidiary of QVC only to QVC, or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock (other than in connection with the exercise of currently outstanding options or warrants);

          (e) incur any material amount of indebtedness for borrowed money or make any loans or advances, except borrowings under existing bank lines of credit in the ordinary course of business;

          (f) increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or executive officer of it or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or policy;

          (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures);

          (h) acquire by merger or consolidation, or by purchase of assets, or by any other manner, any material business;

          (i) mortgage or otherwise encumber or subject to any lien any of its properties or assets that are material to it and its subsidiaries taken as a whole, except for liens in connection with indebtedness incurred in connection with the Merger as permitted by clause (e) above; or

          (j) authorize any of, or commit or agree to take any of, the foregoing actions.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

     SECTION 6.01. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, QVC shall (and shall cause its subsidiaries and officers, directors, employees, auditors and agents to) afford the officers, employees and agents of Comcast and Liberty (the "Respective Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information as may be reasonably requested. All information obtained will be subject to the Confidentiality Agreement, dated as of July 13, 1994, between Comcast and QVC, and the Confidentiality Agreement, dated as of July 21, 1994, between Liberty and QVC (collectively, the "Confidentiality Agreements").

     (b) No investigation pursuant to this Section 6.01 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 6.02. No Solicitation. QVC shall not, nor shall it permit any of its subsidiaries, or its or its subsidiaries' officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to an Alternative Transaction (as defined below), engage in any discussions or negotiations concerning, or provide to any other person any information or data relating to it or its subsidiaries for the purposes of, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Alternative Transaction, or agree to or endorse any Alternative Transaction; provided, however, that nothing contained in this Section 6.02 shall prohibit QVC, or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Exchange Act Rule 14e-2 or (ii) making any disclosure to its stockholders that, in the judgment of its Board of Directors in accordance with, and based upon the advice of, outside counsel, is required under applicable law; and, provided, further, that (x) the QVC Board of Directors on behalf of QVC may upon the unsolicited request of a third party furnish information or data (including, without limitation, confidential information or data) relating to QVC for the purposes of an Alternative Transaction and participate in negotiations with a person making an unsolicited proposal regarding an Alternative Transaction and (y) following receipt of a proposal for an Alternative Transaction, the QVC Board of Directors may withdraw or modify its recommendation relating to the Offer or the Merger to the extent that it determines in good faith in accordance with, and based upon the advice of, outside counsel that such action is necessary or appropriate in order for the QVC Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law. QVC shall promptly advise Buyer of, and communicate the terms of, any proposal it may receive, or any inquiries it receives which may reasonably be expected to lead to a proposal, and the identity of the person making it; prior to taking any such action, if QVC intends to participate in any such discussion or negotiation or provide any such information to any such third party, it shall give reasonable notice to Buyer and shall consult, and thereafter shall continue to consult, with Buyer. If QVC is required by this Section 6.02 to give notice of a request, Alternative Transaction proposal or inquiry, it shall keep Buyer reasonably informed of the status and details of any such request, Alternative Transaction, inquiry or proposal (or any amendment to any proposal). Nothing in this Section 6.02 shall
(x) permit QVC to enter into any agreement with respect to an Alternative Transaction during the term of this Agreement (it being agreed that during the term of this Agreement QVC shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Transaction, other than a confidentiality agreement in customary form) or (y) affect any other obligation of QVC under this Agreement. "Alternative Transaction" means a transaction or series of related transactions (other than the Transactions) resulting in (a) any change of control of QVC, (b) any merger or consolidation of QVC in which another person acquires 25% or more of the aggregate voting power of all voting securities of it or the surviving corporation, as the case may be, (c) any tender offer or exchange offer for, or any acquisitions of, any securities of QVC which, if consummated, would result in another person owning 25% or more of the aggregate voting power of all voting securities of it or (d) any sale or other disposition of assets of QVC or any of its subsidiaries if the Fair Market Value of such assets exceeds 25% of the aggregate Fair Market Value of the assets of QVC and its subsidiaries taken as a whole before giving effect to such sale or other disposition. "Fair Market Value" of any assets or securities means the fair market value of such assets or securities, as determined by the Board of Directors of QVC in good faith.

     SECTION 6.03.  Directors' and Officers' Indemnification and
Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of QVC (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of QVC and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under Delaware Law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law).

     (b) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by QVC (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.03(b) more than an amount equal to 200% of the current annual premiums paid by QVC for such insurance (which premiums QVC represents and warrants to be approximately $700,000 in the aggregate on an annualized basis in addition to the remaining premium to be paid during the next twelve months in connection with a prior acquisition by QVC).

     (c) This Section 6.03 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

     SECTION 6.04. Notification of Certain Matters. QVC shall give prompt notice to Buyer, and Buyer shall give prompt notice to QVC, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(b) any failure of QVC or Buyer (or Comcast or Liberty), as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.05. Further Action; Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, and (ii) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Transactions, including, without limitation, using its best efforts to obtain all financing necessary to consummate the Transactions as well as all licenses, permits, waivers, orders, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with QVC and its subsidiaries as are necessary for the consummation of the Transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their best efforts to take all such action.

     (b) Each party shall use its best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     SECTION 6.06. Public Announcements. Buyer, Comcast, Liberty and QVC shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties, issue such press release or make such public statement as may be required by law or any listing agreement or arrangement to which Buyer, Comcast, Liberty or QVC is a party with a national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System if it has used all reasonable efforts to consult with the other parties and to obtain such parties' consent but has been unable to do so in a timely manner.

     SECTION 6.07. Conveyance Taxes. Buyer and QVC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

     SECTION 6.08. Gains Tax. Buyer shall pay any New York State Tax on Gains Derived from Certain Real Property Transfers (the "Gains Tax"), New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax (the "Transfer Taxes") and any similar taxes in any other jurisdiction (and any penalties and interest with respect to such taxes), which become payable in connection with the Offer and the Merger, on behalf of the stockholders of QVC. Buyer and QVC shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the stockholders of QVC) and in the determination of the portion of the consideration allocable to the real property of QVC and the QVC Subsidiaries in New York State and City (or in any other jurisdiction, if applicable). The terms of the Offer and Proxy Statement shall provide that the stockholders of QVC shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.08 in the preparation of any return with respect to the Gains Tax and the Transfer Taxes and any similar taxes, if applicable.

     SECTION 6.09. Obligations of Buyer. Comcast and Liberty each agree to take all action necessary to cause Buyer and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate, and cause MergerCo to consummate, the Offer and the Merger on the terms and conditions set forth in this Agreement. Comcast and Liberty shall be jointly and severally liable for any breach of any representation, warranty, covenant or agreement of Buyer and for any breach of this covenant.

     SECTION 6.10. Severance Policy; Employee Benefits. (a) Comcast, Liberty and Buyer will cause the Surviving Corporation to maintain for a period ending on the second anniversary of the Effective Time, without interruption, employee compensation and benefit plans, programs and policies and fringe benefits (including post-employment welfare benefits) that, in the aggregate, are no less favorable than those provided to such employees of QVC and its subsidiaries, as applicable, as in effect on the date hereof. Notwithstanding the foregoing, for a period ending on the second anniversary of the Effective Time, Comcast, Liberty and Buyer will cause the Surviving Corporation to provide to all employees of QVC and its subsidiaries severance pay and benefits which are no less favorable than under the applicable severance plans, programs and policies of QVC and its subsidiaries, as applicable, as in effect on the date hereof.

     (b) Immediately prior to consummation of the Offer, Buyer shall establish with a trustee satisfactory to QVC and Buyer, a "Rabbi" trust, in a form reasonably acceptable to QVC, and shall deposit in such trust cash in an amount sufficient to satisfy all obligations under QVC Stock Options. The terms of such trust shall provide that payments shall be made to the holders of QVC Stock Options following the Effective Time, in accordance with the provisions of
Section 2.04, upon delivery to the trustee by or on behalf of the option holder of a copy of the option agreement evidencing such QVC Stock Options (or other appropriate documentation) and certification by the option holder that such option holder is entitled to such payment under the terms of such option agreement and Section 2.04.

     SECTION 6.11. FCC Approvals. If not already withdrawn, within five business days after the date hereof QVC will withdraw any applications pending with the Federal Communications Commission (the "FCC") relating to the transfer of control of any licenses or other permits issued by the FCC to QVC or any QVC Subsidiary. QVC will not make any applications to the FCC in respect of the Transactions without Buyer's prior approval.

     SECTION 6.12. Tax Certification. At any time during the period beginning on the date hereof and ending on the Effective Time, QVC shall provide to Buyer, within two business days of a request by Buyer, a certificate signed by QVC to the effect that QVC is not, nor has it been within 5 years of the date thereof, a "United States real property holding corporation" as defined in Section 897 of the Code.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     SECTION 7.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Stockholder Approval. If required by Delaware Law, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of QVC.

          (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any Transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

          (c) Other Approvals. Other than the filing of merger documents in accordance with Delaware Law, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Comcast, Liberty or Buyer and QVC prior to the consummation of the Merger and the Transactions shall have been obtained from, and made with, all required Governmental Entities, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the business, results of operations or financial condition (as existing immediately prior to the consummation of the Merger) of QVC and the QVC Subsidiaries, taken as a whole.

          (d) The Offer. Buyer shall have purchased shares pursuant to the Offer.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of QVC:

          (a) by mutual consent of QVC and Buyer;

          (b) prior to the purchase of Shares pursuant to the Offer, (x) by Buyer or QVC upon termination of the Offer by Buyer pursuant to Annex I,
     (y) by Buyer upon a breach of any covenant or agreement on the part of QVC set forth in this Agreement which has not been cured, or if any representation or warranty of QVC shall have become untrue, in either case such that such breach or untruth is incapable of being cured by February 28, 1995 or (z) by QVC in the event of a breach of any representation, warranty, agreement or covenant of Comcast, Liberty or Buyer set forth in this Agreement, provided that such breach (other than the covenant contained in Section 6.10(b)) has not been cured (and cannot reasonably be expected to be cured before February 28, 1995) and will prevent or delay consummation of the Merger by or beyond February 28, 1995;

          (c) by either Buyer or QVC, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

          (d) by either Buyer or QVC, if the Offer shall not have been consummated before February 28, 1995, unless, in the case of termination by Buyer, Buyer shall not have purchased Shares pursuant to the Offer by reason of any failure by Buyer, Comcast or Liberty to fulfill its obligations hereunder; or

          (e) by Buyer or QVC if (i) the Board of Directors of QVC shall withdraw, modify or change its recommendation so that it is not in favor of this Agreement, the Offer or the Merger or shall have resolved to do any of the foregoing or (ii) the Board of Directors of QVC shall have recommended or resolved to recommend to its stockholders an Alternative Transaction, provided that, in the case of any such termination by QVC, simultaneously with such termination it complies with Section 8.05(b) of this Agreement.

The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or Section 9.01, in the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto, or any of their respective officers or directors, to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of QVC, no amendment, which under applicable law may not be made without the approval of the stockholders of QVC, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05. Fees, Expenses and Other Payments. (a) All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided, however, that all costs and expenses related to printing and mailing the Proxy Statement shall be borne equally by QVC and Buyer.

     (b) Except to the extent earlier payment is required pursuant to Section 8.01(e), QVC agrees that if this Agreement shall be terminated by Buyer or QVC pursuant to Section 8.01(e), then QVC will pay to Buyer an amount equal to $55,000,000, which amount is inclusive of all expenses of Buyer, Comcast and Liberty. Any payment required to be made pursuant to this paragraph (b) shall be made as promptly as practicable but not later than two business days after termination of this Agreement and, in any such case, shall be made by wire transfer of immediately available funds to an account designated by Buyer.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Effectiveness of Representations, Warranties and Agreements. (a) Except as set forth in Section 9.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I, II and IX, and Sections 6.03, 6.09, 6.10 and 6.11 shall survive the Effective Time and those set forth in the last sentence of Section 6.01(a) and Sections 8.02 and 8.05 and Article IX shall survive termination.

     SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to Comcast or Buyer:

         Comcast Corporation
         1500 Market Street
         Philadelphia, Pennsylvania 19102-4735

         Attention: General Counsel

         Telecopier No.: (215) 981-7794
         with a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, NY 10017

         Attention: Dennis S. Hersch

         Telecopier No.: (212) 450-4800

     (b) If to Liberty or Buyer:

         Liberty Media Corporation
         8101 East Prentice Avenue
         Suite 500
         Englewood, CO 80111

         Attention: President

         Telecopier No.: (303) 721-5415

         with a copy to:

         Baker & Botts
         885 Third Avenue
         New York, NY 10022

         Attention: Jerome H. Kern

         Telecopier No.: (212) 705-5125

     (c) If to QVC:

         QVC, Inc.
         1365 Enterprise Drive
         Goshen Corporate Park
         West Chester, PA 19380

         Attention: Corporate Secretary

         Telecopier No.: (610) 430-2380

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, NY 10019

         Attention: Pamela S. Seymon

         Telecopier No.: (212) 403-2000

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "business day" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the SEC or NYSE is closed;

          (c) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or polices of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

          (d) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits, the QVC Disclosure Schedule, the Confidentiality Agreements and the other documents delivered in connection herewith), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, provided that any of Comcast, Liberty or Buyer may assign its rights, but not its obligations, under this Agreement to any affiliate of Comcast, Liberty or Buyer.

     SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 6.03 and 6.10, which provisions are intended to benefit and may be enforced by the beneficiaries thereof), is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09. Governing Law. Except to the extent that Delaware Law may be applicable to the Merger and the rights of the stockholders of QVC, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 9.10. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Comcast, Liberty, Buyer and QVC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          COMCAST CORPORATION

                                          By /s/  BRIAN L. ROBERTS
                                          --------------------------------------
                                             Name: Brian L. Roberts
                                             Title: President

                                          LIBERTY MEDIA CORPORATION

                                          By /s/  PETER BARTON
                                          --------------------------------------
                                             Name: Peter Barton
                                             Title: President

                                          COMCAST QMERGER, INC.

                                          By /s/  BRIAN L. ROBERTS
                                          --------------------------------------
                                             Name: Brian L. Roberts
                                             Title: President

                                          QVC, INC.

                                          By /s/  NEAL S. GRABELL
                                          --------------------------------------
                                             Name: Neal S. Grabell
                                             Title: General Counsel, Senior Vice
                                             President and Secretary

                                                                         ANNEX I

     Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) the Shares tendered pursuant to the Offer by the expiration of the Offer and not withdrawn, together with the Shares agreed to be contributed by Comcast and Liberty to Buyer pursuant to the Bidding Agreement (as in effect on the date hereof), represent, on a fully diluted basis less than a majority of the outstanding Common Shares, in each case calculated on a fully diluted basis (the "Minimum Condition"), (ii) Buyer has not obtained sufficient financing on terms satisfactory to it to purchase all of the outstanding Shares pursuant to the Offer, consummate the Merger and pay related fees and expenses, (iii) the waiting periods under the HSR Act applicable to the proposed Transactions and the transactions contemplated by the Bidding Agreement shall not have expired or been terminated, provided that prior to December 31, 1994, Buyer shall not terminate the Offer by reason of nonsatisfaction of the condition in this clause
(iii) and will extend the Offer in such event (it being understood that this provision shall not prohibit Buyer from terminating the Offer or failing to extend the Offer by reason of the nonsatisfaction of any other condition of the Offer), (iv) Buyer shall not be satisfied that it has received all consents as are required from the FCC for consent to the transfer of control of the FCC licenses listed in the QVC Disclosure Schedule or (v) at any time prior to the acceptance for payment of Shares, any of the following conditions exist:

          (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Buyer or the consummation by Buyer of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit the exercise of full rights of ownership or operation by Buyer or its affiliates of all or any portion of the business or assets of QVC and its subsidiaries, taken as a whole, or of Buyer or any of its affiliates, or to compel Buyer or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of QVC and its subsidiaries, taken as a whole, or of Buyer or any of its affiliates, (iii) seeking to impose limitations on the ability of Buyer or any of its affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its affiliates on all matters properly presented to QVC's stockholders or (iv) seeking to require divestiture by Buyer or any of its affiliates of any Shares; or

          (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for any Shares or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the reasonable judgment of Buyer, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

          (c) QVC shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement which has not been cured, or any of the representations and warranties of QVC set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time, in each case and shall continue to be untrue; or

          (d) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Buyer in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                                       A-1